UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 7, 2019

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 2.02  Results of Operations and Financial Condition

On January 7, 2019, Second Sight Medical Products, Inc. (“Second Sight” or the “Company”) issued a press release announcing a business update for its fourth quarter 2018. The Company implanted 16 Argus® II Retinal Prosthesis Systems worldwide in Q4 2018, for a total of 69 implants in 2018. Second Sight estimates net sales to be in the range of $6.5 - $6.9 million for the full year 2018. As of December 31, 2018, Second Sight had $4.5 million in cash and cash equivalents. The Company continued good progress with the Orion feasibility study: five subjects are implanted, a sixth subject is scheduled to be implanted in January 2019 at Baylor Medical Center in Houston, TX, at six months post implant, performance of the Orion subjects appears comparable overall to the performance of Argus II users, the safety profile remains very good with only one reported Serious Adverse Event (SAE). The Company completed the previously announced restructuring of operations outside of North America to align with the company’s overall corporate strategy, for expected annual savings in operating expenses of approximately $3 million. The Company announced a rights offering on January 7, 2019, to raise approximately $40 million to support several important ongoing corporate initiatives.

A copy of the Company’s press release entitled “Second Sight Reports Fourth Quarter 2018 Business Update” is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release entitled “Second Sight Reports Fourth Quarter 2018 Business Update” issued January 7, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2019

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ John T. Blake
By: John T. Blake
Chief Financial Officer